Exhibit 99.1
For Immediate Release
Date: November 3, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer
Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Announces Completion of Stock Repurchase Program
PITTSFIELD, MASSACHUSETTS, (November 3, 2008) - Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ:LEGC), the holding company for Legacy Banks (the “Bank”) announced today the completion of the Company’s previously announced Stock Repurchase Program (the “Program”). The Program was approved by the Company’s Board of Directors on December 5, 2007. A total of 462,048 shares, or approximately 5% of the Company’s then outstanding common shares were purchased at an average cost to the Company of $13.24.
Legacy Banks is headquartered in Pittsfield, Massachusetts. It employs 192 people and has seventeen offices throughout Berkshire County, Massachusetts and eastern New York, as well as a Loan Production Office in Colonie, New York. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services.
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call.

The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.